LANDAMERICA FINANCIAL GROUP, INC.
SECOND QUARTER 2007 EARNINGS CALL TRANSCRIPT
August 1, 2007

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

SPEAKER:  Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group second quarter 2007 results conference call.  At this time all participants are in a listen only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Bob Sullivan, Senior Vice President of Investor Relations.  Thank you.  Sir, you may begin.

SPEAKER:  Bob Sullivan, Senior Vice President – Investor Relations & Capital Markets

Thank you Claudia.  Good morning and welcome to LandAmerica’s conference call to review second quarter 2007 results.  Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans.  Ted will open our call with an overview of second quarter results and then turn it over to Bill for more detail.  Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Now, I’d like to turn the call over to Ted Chandler.

August 1, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. Second Quarter 2007 Earnings Conference Call Transcript

SPEAKER:  Theodore L. Chandler, Jr., Chairman & Chief Executive Officer

Good morning and thank you for joining us.

Our second quarter 2007 results should be viewed in light of two unfavorable conditions.  The first is the weakness in the residential real estate market and the second is adverse claims development.

The residential real estate market is experiencing the largest volume decline in nearly 20 years.  We did not see the seasonal residential revenue upturn in the second quarter that we have come to expect.  Recent reports on existing and new home sales, inventories of homes on the market, along with homebuilders and mortgage lender results all point to a very soft residential real estate market.

Total residential mortgage originations, as estimated by the Mortgage Bankers Association, decreased by approximately $20 billion, or 2.7 percent, in second quarter 2007 from the comparable period in 2006.  Estimated purchase mortgage originations, which generate higher title fees per order compared to refinance transactions, decreased by approximately $56 billion, or 13.1 percent, in the second quarter 2007 from the comparable period in 2006.

The other major factor affecting our results in the quarter is a significant increase in the provision for policy and contract claims.  The increase in the claims provision ratio from 5.3 percent in second quarter 2006 to 9.3 percent in second quarter 2007 was primarily due to an increase in the frequency and severity of claims reported for policy years 2004 through 2006.  Bill will provide more details in a few moments.

We benefited in the quarter, however, from strong Commercial performance.  Direct revenue from title and non-title commercial operations increased by 42.4 percent in the second quarter 2007 over second quarter 2006.  This performance was favorably influenced by a steady U.S. economy, continued investor confidence, and attractive financing conditions and reflects our superior service and expertise, especially in closing highly sophisticated transactions.

On a consolidated basis, we generated approximately $1.0 billion of total revenue, $11.7 million of pre-tax income, and $7.9 million of net income, or $0.42 per diluted share, in the second quarter 2007.

This compares with $1.0 billion of total revenue, $57.4 million of pre-tax income, and $35.6 million of net income, or $2.06 per diluted share, in second quarter 2006.

Cash flow from operations for the first half of 2007 was $112.7 million.  Our return on equity for the trailing twelve months as of June 30, 2007 was 4.8 percent.

We are committed to continuing to operate the business in the best interest of all shareholders and will stay focused on right sizing our cost and executing on our strategic plan in these difficult times to position the company for long-term success.

We have taken steps during the quarter to adjust our infrastructure to reflect current residential volume.  More specifically, we have reduced headcount in our direct operations and have flattened our agency operations structure.  During second quarter 2007, we reduced Title headcount by over 400 full time equivalent employees, or 4 percent, compared to the first quarter 2007.  On a same-store basis, Title headcount is down about 1,800 full time equivalent employees (FTE), or 16 percent, from peak August 2005 levels.  Each reduction in FTE produces cost savings of approximately $55,000.

August 1, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. Second Quarter 2007 Earnings Conference Call Transcript

In addition, we have consolidated six production centers with annualized rental expense of $1.4 million in the quarter.  We have also closed 42 offices in the quarter with annualized rental expense of approximately $3.3 million.

Similar to our title operations, we are adjusting our Lender Services’ infrastructure, particularly in the mortgage origination business and certain service lines within our loan servicing business, to reflect current business volume.

As part of our transformation to a unified operating company, we are also engaged in a number of initiatives to maximize our operating efficiency and thereby to improve return on equity.

These initiatives include a company-wide initiative to reduce the complexity and costs of over 300 operating systems to a substantially reduced number of applications when completely phased in during 2009.  Once implemented in 2009, we expect that our technology initiatives will generate annual cost savings of approximately $35 million.

Now to capital management.  Our redomestication to Nebraska created additional dividend capacity for 2007 and 2008.  $237 million is available for dividends in 2007, which is based on our statutory earnings in 2006.  $85 million of dividends has been up-streamed to the parent in first half 2007.

Adding to this dividend capacity, in 2008 a dividend can be paid to the parent from after-tax statutory earnings for 2007 which will again reflect underlying results plus the release of excess statutory reserves over GAAP which as of year-end 2006 was $161 million pre-tax.

We are in a strong position to use this excess cash for share repurchases, dividend increases, selective acquisitions, or debt repayment.  As we have noted previously, our acquisition interest is focused on commercial and international opportunities at the moment.  Also in 2008, there is $50 million of debt that matures which we can refinance or simply pay off.

In second quarter 2007, we repurchased 474,000 shares of common stock for $42 million.  Since the beginning of 2007, we have repurchased, for nearly $82 million, over 1 million shares, or around 6 percent of the total shares that were outstanding at the beginning of the year.  We continue to see share repurchases as an effective use of our excess cash providing high risk-adjusted returns.  We also just announced a 36 percent increase in our quarterly shareholder dividend bringing the payout to $0.30 per share.

As to California, the Office of Administrative Law recently approved the revised regulations submitted by the California Department of Insurance.  We believe that the regulations are beyond the legal authority of the Commissioner’s office.  LandAmerica and the industry oppose the regulations in their current form and continue to pursue resolution with the Department of Insurance.

Now let me ask Bill to provide texture on our results.  Bill

August 1, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. Second Quarter 2007 Earnings Conference Call Transcript

SPEAKER:  G. William Evans, Executive Vice President & Chief Financial Officer

Thank you, Ted.  Net income for second quarter 2007 was $7.9 million, or $0.42 per diluted share.  Net income for second quarter 2006 was $35.6 million, or $2.06 per diluted share.  As Ted indicated, results for second quarter 2007 reflected the weakness in the residential housing market and the increase in the claims provision, offset in part by strong results from our commercial operations.

Before reviewing our key segments, keep in mind that during the third quarter of 2006, we completed the merger with Capital Title Group, which has been integrated into the Title Operations and Lender Services segments as of the merger date, September 8, 2006.  Capital Title results are reflected in second quarter and first half 2007 results but not in the same periods of 2006.  We are on track to deliver annualized pretax cost savings expected from synergies of approximately $16 million by the end of 2007, having achieved approximately $11 million of this amount as of June 30, 2007.

Turning now to current quarter results, starting with our largest segment, operating revenue for Title Operations was $863.3 million second quarter 2007, a decrease of 2.1 percent from second quarter 2006.  This decrease was primarily due to weakness in the residential real estate market and was offset, in part, by additional revenue from our merger with Capital Title and strong revenue from our commercial operations.  Direct orders opened, a metric we use to determine the relative strength of future residential volume, were 281,600 for second quarter 2007 compared to 271,200 for second quarter 2006, or an increase of 3.8 percent, primarily due to additional volume from the Capital Title merger.

From a mix perspective, agency revenue was 52.5 percent of the total operating revenue, a decrease from 57.3 percent in last year’s second quarter.  Direct revenue was 47.5 percent of the total and represented an increase from 42.7 percent from the prior year’s second quarter.  This mix shift was, in part, due to the inclusion of Capital Title whose business is all direct.

Direct revenue from our commercial title operations was $127.5 million in second quarter 2007 compared to $92.3 million in second quarter 2006, an increase of 38.1 percent.

The claims provision, as a percentage of operating revenue for Title Operations, was 9.3 percent second quarter 2007 compared to 5.3 percent second quarter 2006.  Each quarter we work with our actuaries to select an expected ultimate loss exposure for each policy year based on a number of factors.  This estimate is subject to revision each quarter, either upward or downward, based upon factors including our actual payment experience versus the historical experience of claims payments.  During the second quarter, actual payments exceeded expected payments for policy years 2004 through 2006.  As a result, we have increased our expected ultimate loss ratio for 2004 policies by approximately 30 basis points and we increased our expected ultimate loss ratio for 2005 and 2006 policies by 20 basis points each.  These revisions had the effect of increasing our loss provision during the quarter just ended by approximately $21.4 million.

Pretax earnings for Title Operations for second quarter 2007 were $30.4 million compared to $72.8 million second quarter 2006.  Again, the decrease in pretax earnings reflects the weakness in the residential real estate market and the increase in our claims provision of $34.3 million, or $22.3 million after taxes.

Turning to our Lenders Services segment, operating revenue was $68.9 million in second quarter 2007 compared to $59.7 million in second quarter 2006, an increase of 15.4 percent.

August 1, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. Second Quarter 2007 Earnings Conference Call Transcript

Improvement in the revenue was due to incremental business from the merger with Capital Title and other acquisitions and growth in default management services.  These increases were offset in part by lower volumes in certain product lines in the loan servicing business and in the mortgage origination business due to a softer real estate market.

In second quarter 2007, the Lender Services segment had pretax earnings of $1.7 million compared to $6.5 million in second quarter 2006.  The decrease in pretax earnings during the quarter was due to lower volume in the mortgage origination business and increased costs associated with investment in technology.

Looking to the businesses within the Corporate and Other category, we were pleased by the results from our commercial operations in second quarter 2007.  Operating revenue increased by $10.0 million, or 34.4 percent, second quarter 2007 over second quarter 2006.  Revenue from commercial operations was $24.6 million in second quarter 2007 compared to $14.5 million in second quarter 2006.  In addition, our Financial Services segment contributed $5.0 million to pretax earnings in second quarter 2007, up from last year’s pretax earnings of $4.4 million.

Let’s move now to some balance sheet and cash flow highlights.  Cash and investments were $1.7 billion, our claims reserve increased to $832.4 million, and shareholders’ equity was approximately $1.3 billion.  Book value per share at the end of the quarter was $78.52.  We have notes payable of $573.2 million, of which $240 million is convertible into shares of our common stock.

Our fully diluted shares for the quarter reflected approximately 2.1 million shares of dilution related to the convertible debt, an increase of 1.6 million shares from second quarter 2006.

While we are contractually obligated to settle the principal amount in cash, we have the option to settle the remaining amount in common stock or cash.  Concurrent with the issuance of the 2004 convertible debt, we entered into an option agreement to mitigate a portion of this potential dilution.  At June 30, 2007, approximately 900,000 shares under the call option were not included in the calculation of earnings per common share because the effect would be anti-dilutive using the reverse treasury stock method.

For the first six months of 2007, we have generated $112.7 million of cash flow from operations compared to $29.4 million in 2006.  The increase reflects the timing of payments for federal income taxes.

This concludes our prepared remarks and at this time, we would like to open the call to your questions.